Form 4                                                               Page 1 of 2


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    FORM 4                                                                  ----------------------------
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                                                                             Expires: January 31, 2005
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                                                                             hours per response... 0.5
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[ ] Check this box if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).

    (Print or Type Responses)


                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                   Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*                               2.  Issuer Name and Ticker or Trading Symbol

         Massad            Louis                                           Diversified Security Solutions, Inc. (DVS)
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         (Last)            (First)                   (Middle)          3.  I.R.S. Identification     4.  Statement for
                                                                           Number of Reporting           Month/Day/Year
                                                                           Person, if an entity
                                                                           (voluntary)                   12/2/02 and 12/4/02

                     280 Midland Avenue
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                          (Street)                                                                5.  If Amendment,
                                                                                                      Date of Original
                                                                                                      (Month/Day/Year)
Saddle Brook      New Jersey                       07663
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(City)             (State)                         (Zip)

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6.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)

       X     Director                        10% Owner
    --------                         -------
       X     Officer (give                   Other (specify
    --------         title below)    -------       below)
Vice President, Treasurer, and Chief Financial Officer
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7.  Individual or Joint/Group Filing (Check Applicable Line)

  X    Form filed by One Reporting Person
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       Form filed by More than One Reporting Person
------
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  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security       2. Transaction Date    2A. Deemed     3. Transaction       4.  Securities Acquired (A)
    (Instr. 3)                (Month/Day/Year)        Execution     Code                  or Disposed of (D)
                                                      Date,         (Instr.8)             (Instr. 3, 4 and 5)
                                                      if any     ---------------------------------------------------------
                                                      (Month/         Code       V       Amount      (A) or        Price
                                                       Day/                                          (D)
                                                       Year)

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Common Stock, $.01 par value   12/2/02                                S                  1,000        D           $6.80
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Common Stock, $.01 par value   12/4/02                                S                    200        D           $6.80
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5.  Amount of                   6.  Ownership                     7.  Nature of
    Securities                      Form: Direct                      Indirect
    Beneficially                    (D) or Indirect (I)               Beneficial
    Owned Following                 (Instr. 4)                        Ownership
    Reported Transaction(s)                                           (Instr. 4)
    (Instr. 3 and 4)
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    118,800                          D
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Form 4                                                               Page 2 of 2


           Table II - Derivative Securities Acquired, Disposed of, or
                      Beneficially Owned (e.g., puts, calls,
                      warrants, options, convertible securities)

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1. Title of Derivative    2. Conver-    3. Trans-   3A. Deemed Execution        4. Transac-     5. Number of
   Security (Instr. 3)       sion or       action       Date, if any               tion Code       Derivative
                             Exercise      Date         (Month/Day/Year)           (Instr. 8)      Securities
                             Price of      (Month/                                                 Acquired (A)
                             Derivative    Day/                                                    or Disposed of
                             Security      Year)                                                   (D) (Instr. 3, 4
                                                                                                   and 5)
                                                                                 -----------------------------------
                                                                                     Code    V      (A)       (D)


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Option (Right to Buy)        $5.625        12/23/99                                   A            9,000
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Option (Right to Buy)        $7.95         05/10/02                                   A            5,000

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  6. Date Exercisable     7. Title and Amount of    8. Price of        9. Number of
     and Expiration Date     Underlying Securities     Derivative         Derivative
     (Month/Day/Year)        (Instr. 3 and 4)          Security           Securities
                                                       (Instr. 5)         Beneficially
                                                                          Owned Following
                                                                          Reported
                                                                          Transaction(s)
                                                                          (Instr. 4)
------------------------  ---------------------------
     Date         Expi-      Title      Amount or
     Exercis-     ration                Number of
     able         Date                  Shares

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     12/23/99+    12/22/09  Common      9,000
                            Stock
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     10/28/02     5/9/07    Common      5,000                             14,000
                            Stock
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10. Ownership       11. Nature
    Form of             of Indirect
    Derivative          Beneficial
    Securities          Ownership
    Beneficially        (Instr. 4)
    Owned at End
    of Month
    (Instr. 4)

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      D
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Explanation of Responses:

                         /s/ Louis Massad                     December 4, 2002
                     --------------------------------        -----------------
                     **Signature of Reporting Person               Date
                             Louis Massad

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 *If the form is filed by more than one reporting person, see
  Instruction 4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

+ Options to purchase 6,000 shares of the Company's common stock are currently exercisable, and options to purchase 3,000 shares of the Company's common stock will be exercisable on December 23, 2002